EXHIBIT 15



July 6, 1995



Optical Coating Laboratory, Inc.
Santa Rosa, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Optical Coating Laboratory, Inc. and subsidiaries for the periods ended January 31, 1995 as indicated in our report dated February 15, 1995, and April 30, 1995 as indicated in our report dated May 22, 1995, are being used in this Registration Statement. Because we did not perform an audit, we expressed no opinion on such interim financial information.

We are aware that our reports referred to above, which were included in your Quarterly reports on Form 10-Q for the quarters ended January 31, 1995 and April 30, 1995, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP